Exhibit 99.1

Blue Nile Announces Fourth Quarter and Fiscal Year 2011 Financial Results

Fourth Quarter Net Sales of $112.3 Million

Fourth Quarter Earnings Per Diluted Share Total $0.30

Implements Plan to Accelerate Growth

Announces $100 Million Stock Repurchase Program

SEATTLE, February 15, 2012 – Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its fourth quarter and fiscal year ended January 1, 2012.

Net sales for the fourth quarter decreased 2.1% to $112.3 million from $114.8 million in the fourth quarter of 2010. Operating income for the quarter was $6.3 million, compared to $9.2 million in the fourth quarter of 2010. Net income for the fourth quarter totaled $4.2 million. Fourth quarter earnings per diluted share totaled $0.30, compared to $0.41 in the fourth quarter of 2010. Non-GAAP adjusted EBITDA for the fourth quarter was $8.4 million, compared to $11.6 million for the fourth quarter last year.

For the full year, Blue Nile reported net sales of $348.0 million, compared to $332.9 million for the full year of 2010, an increase of 4.5%. Operating income for the full year was $16.9 million compared to $21.3 million in the prior year. Net income for the year was $11.4 million and earnings per diluted share totaled $0.77. Non-GAAP adjusted EBITDA for 2011 was $26.7 million.

Net cash provided by operating activities totaled $15.4 million for the year. Non-GAAP free cash flow for the year was $10.1 million.

“The fourth quarter was challenging for Blue Nile, with weakness in demand from our high end diamond customers and some of our international markets, as well as the continued impact of inflationary pressure on commodity costs. While we managed the business through these headwinds, we implemented components of a new strategy designed to accelerate growth. This plan centers around the acquisition of non-engagement customers, which we believe in the long term will feed growth in our engagement and non-engagement businesses. This strategy drove positive momentum, resulting in our strongest period of customer acquisition since 2007, with new customer growth of 15%. Additionally, in the fourth quarter we achieved order growth of 22% and unit growth of 30% compared to the fourth quarter of 2010. Growth in all three of these metrics accelerated in December and we believe these trends are important indicators of the long term growth potential of our business,” said Vijay Talwar, Chief Executive Officer.

The Company also announced that on February 7, 2012, Blue Nile’s Board of Directors authorized the repurchase of up to $100 million of the Company’s common stock over 24 months. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

Selected Financial Highlights

•

U.S. engagement net sales for the fourth quarter and full year 2011 were $56.2 million and $186.2 million, respectively. U.S. engagement net sales for the fourth quarter and full year 2010 were $59.8 million and $189.5 million, respectively.

•

U.S. jewelry net sales for the fourth quarter and full year 2011 were $40.4 million and $105.9 million, respectively. U.S. jewelry net sales for the fourth quarter and full year 2010 were $39.7 million and $100.1 million, respectively.

•

International net sales for the fourth quarter and full year 2011 were $15.7 million and $55.9 million respectively. International net sales for the fourth quarter and full year 2010 were $15.3 million and $43.3 million, respectively. Excluding the impact from changes in foreign exchange rates, international sales increased 23.3% for the fiscal year.

•	In the fourth quarter, orders, which we define as customer orders that have been shipped, grew 22% from the fourth quarter of 2010.

•	New customers, which we define as individuals who have not made a prior purchase from Blue Nile, grew 15% in the fourth quarter of 2011 compared to the fourth quarter of 2010.

•	Gross profit for the quarter totaled $23.2 million. As a percent of net sales, gross profit was 20.7% compared to 22.0% for the fourth quarter of 2010. Gross profit for the year totaled $72.1 million.

•

Selling, general and administrative expenses for the quarter were $16.9 million, compared to $16.1 million in the fourth quarter of 2010. The increase is primarily related to marketing to drive new customer acquisition and new personnel to support expansion of our product assortment and order growth. Selling, general and administrative expense for the quarter includes stock-based compensation expense of $1.2 million, compared to $1.6 million in the fourth quarter of the prior year.

•	Net income per diluted share for the quarter includes stock-based compensation expense of $0.06, compared to $0.07 for the fourth quarter of 2010.

•	Cash and cash equivalents at the end of the fiscal year totaled $89.4 million compared to $113.3 million at the end of fiscal year 2010.

•	Full year 2011 capital expenditures totaled $5.4 million compared to $1.8 million for the full year 2010.

Financial Guidance

Expectations for the first quarter of 2012 (Quarter Ending April 1, 2012):

•	Net sales are expected to be between $81.0 million and $84.0 million.

•	Earnings per diluted share are projected at $0.04 to $0.07.

Expectations for the fiscal year 2012 (Year Ending December 30, 2012):

•	Net sales are expected to be between $384.0 million and $417.0 million.

•	Earnings per diluted per share are projected at $0.70 to $0.85.

Forward-Looking Statements

This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business.

Words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our new strategy, general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q and our Annual Report on Form 10-K for the year ended January 2, 2011. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended January 1, 2012 which we expect to file with the Securities and Exchange Commission on or before March 1, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2011 financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Analyst/Investor Day

The Company will host a 2012 Analyst/Investor Day on Thursday, February 16th at 1:00 p.m. PT when we will discuss in more detail the growth strategy for 2012. The event will be broadcast live via webcast and may be accessed at http://investor.bluenile.com. Following the completion of the event, a recorded replay of the webcast will be available for 30 days at the same Internet address.

Non-GAAP Financial Measures

To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. The Company reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the “constant exchange rate basis”). Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended	Quarter ended
	January 1, 2012	January 2, 2011
Net Income	$4,221	$6,179

Income tax expense	2,215	3,148

Other income, net	(149)	(107)

Depreciation and amortization	877	828

Stock-based compensation	1,261	1,583

Adjusted EBITDA	$8,425	$11,631

	Year ended	Year ended
	January 1, 2012	January 2, 2011
Net Income	$11,350	$14,142

Income tax expense	5,895	7,396

Other income, net	(326)	(252)

Depreciation and amortization	3,398	3,129

Stock-based compensation	6,414	6,862

Adjusted EBITDA	$26,731	$31,277

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	January 1, 2012	January 2, 2011
Net cash provided by operating activities	$46,612	$60,626

Purchases of fixed assets, including internal-use software and website development	(660)	(240)

Non-GAAP free cash flow	$45,952	$60,386

	Year ended January 1, 2012	Year ended January 2, 2011

Net cash provided by operating activities	$15,454	$41,608

Purchases of fixed assets, including internal-use software and website development	(5,391)	(1,843)

Non-GAAP free cash flow	$10,063	$39,765

The following table reconciles year-over-year international sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended January 1, 2012	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis

International Sales	2.6%	0.0%	2.6%

Quarter ended January 2, 2011	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis

International Sales	30.8%	3.4%	27.4%

Year ended January 1, 2012	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis

International Sales	29.1%	5.8%	23.3%

Year ended January 2, 2011	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis

International Sales	30.4%	7.2%	23.2%

About Blue Nile, Inc.

Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

Contact:

Blue Nile, Inc.

Nancy Shipp, 206.388.3626 (Investors)

nancys@bluenile.com

or

John Baird, 206.336.6805 (Media)

johnb@bluenile.com

BLUE NILE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	January 1, 2012	January 2, 2011

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89,391	$113,261
Trade accounts receivable	2,317	1,405
Other accounts receivable	2,550	366
Inventories	29,267	20,166
Deferred income taxes	689	557
Prepaids and other current assets	1,009	1,083

Total current assets	125,223	136,838
Property and equipment, net	8,340	6,157
Intangible assets, net	252	274
Deferred income taxes	9,053	8,424
Other assets	157	118

Total assets	$143,025	$151,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95,590	$90,296
Accrued liabilities	9,396	11,490
Current portion of long-term financing obligation	59	48
Current portion of deferred rent	211	86

Total current liabilities	105,256	101,920
Long-term financing obligation, less current portion	685	748
Deferred rent, less current portion	2,060	82
Stockholders’ equity:
Common stock	21	20
Additional paid-in capital	187,762	173,143
Accumulated other comprehensive loss	(123)	(66)
Retained earnings	74,491	63,141
Treasury stock	(227,127)	(187,177)

Total stockholders’ equity	35,024	49,061

Total liabilities and stockholders’ equity	$143,025	$151,811

BLUE NILE, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Quarter ended		Year ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011

Net sales	$112,324	$114,779	$348,013	$332,889
Cost of sales	89,123	89,477	275,881	260,949

Gross profit	23,201	25,302	72,132	71,940

Selling, general and administrative expenses	16,914	16,082	55,213	50,654

Operating income	6,287	9,220	16,919	21,286

Other income, net:
Interest income, net	26	13	142	35
Other income	123	94	184	217

Total other income, net	149	107	326	252

Income before income taxes	6,436	9,327	17,245	21,538
Income tax expense	2,215	3,148	5,895	7,396

Net income	$4,221	$6,179	$11,350	$14,142

Basic net income per share	$0.31	$0.43	$0.80	$0.98

Diluted net income per share	$0.30	$0.41	$0.77	$0.94

Shares used for computation (in thousands):
Basic	13,602	14,457	14,182	14,446
Diluted	13,957	15,036	14,675	15,080

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Year ended
	January 1,	January 2,
	2012	2011

Operating activities:
Net income	$11,350	$14,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,398	3,129
Loss on disposal of property and equipment	35	26
Stock-based compensation	6,534	6,982
Deferred income taxes	(761)	(1,763)
Tax benefit from exercise of stock options	771	4,595
Excess tax benefit from exercise of stock options	(646)	(413)
Changes in assets and liabilities:
Receivables	(1,391)	64
Inventories	(9,101)	(732)
Prepaid expenses and other assets	35	(78)
Accounts payable	5,207	14,199
Accrued liabilities	(2,080)	1,663
Deferred rent and other	2,103	(206)

Net cash provided by operating activities	15,454	41,608

Investing activities:
Purchases of property and equipment	(5,391)	(1,843)
Maturity of short-term investments	—	15,000

Net cash (used in) provided by investing activities	(5,391)	13,157

Financing activities:
Repurchase of common stock	(39,950)	(25,336)
Proceeds from stock option exercises	5,466	5,392
Excess tax benefit from exercise of stock options	646	413
Principal payments under long-term financing obligation	(52)	(44)

Net cash used in financing activities	(33,890)	(19,575)

Effect of exchange rate changes on cash and cash equivalents	(43)	(78)

Net (decrease) increase in cash and cash equivalents	(23,870)	35,112

Cash and cash equivalents, beginning of period	113,261	78,149

Cash and cash equivalents, end of period	$89,391	$113,261